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                                                                    Exhibit 23.2




                                                                 October 9, 2001






JLG Industries, Inc.
1 JLG Drive
McConnellsburg, Pennsylvania  17233

Gentlemen:

We refer to the Registration Statement on Form S-8 covering 300,000 shares of the capital stock, par value $.20, of JLG Industries, Inc., which Registration Statement is to be filed with the Securities and Exchange Commission on or about October 11, 2001. We have acted as counsel for JLG Industries, Inc., in connection with the JLG Industries, Inc. Employees' Retirement Savings Plan (the "Plan") pursuant to which those 300,000 shares are to be offered and are familiar with the corporate proceedings relating thereto. We have examined such documents and considered such matters of law as we have deemed necessary in giving this opinion.

In our opinion, the 300,000 shares of capital stock to be offered pursuant to the Plan have been duly and validly authorized and, upon issuance and payment therefor in accordance with the Plan, will be legally issued and fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,



                                                   COVINGTON & BURLING